WHOLESALING AND PLACEMENT AGENT AGREEMENT

WHOLESALING AND PLACEMENT AGENT AGREEMENT (the “Agreement”) dated as of December 9, 2010, by and between Alternative Strategies Brokerage Services, Inc., a corporation organized under the laws of the State of Delaware and a broker-dealer registered with the U.S. Securities and Exchange Commission, or any successor thereto (“ASBSI”) and each fund listed on Annex I attached hereto (each a “Fund” and, collectively, the “Funds”).

WITNESSETH

WHEREAS, each Fund has investment policies and objectives, corporate structure, management and other characteristics as described in the Fund’s Confidential Private Placement Memorandum and its Limited Liability Company Agreement, as applicable (collectively, the “Offering Documents”); and

WHEREAS, each Fund wishes to engage ASBSI for the purpose of providing wholesaling and placement agent services to such Funds in accordance with the terms of this Agreement; and

WHEREAS, ASBSI wishes to be engaged by the Funds to provide wholesaling and placement agent services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the covenants, warranties and agreements set forth herein, and for other valuable consideration received, each Fund and ASBSI hereby agree as follows (capitalized terms not otherwise defined herein shall be used herein as defined in the respective Offering Memorandum):

1.           Services.  ASBSI shall (i) use its reasonable efforts to provide information, training and support services to (a) any other placement agents and any sub-placement agents engaged in the placement of Units (the “Units”) of the Funds and (b) any other intermediaries (including, without limitation, Wells Fargo Bank, N.A.) purchasing or recommending Units for the benefit of their clients; and (ii) use its reasonable efforts to engage sub-placement agents that shall solicit purchases of each Fund’s Units by eligible investors.  ASBSI shall provide the foregoing services for the purpose of assisting each Fund in procuring subscriptions for the purchase of Units by eligible investors in accordance with the provisions of such Fund’s Offering Documents and such Fund’s form of Subscription Agreement. Such services with respect to each Fund may include, without limitation, providing copies of Offering Documents; responding to questions about the Fund, the Offering Documents and investor accounts from placement agents, sub-placement agents, other intermediaries, prospective eligible investors and investors; coordinating periodic or occasional meetings to provide, or otherwise providing, information to placement agents, sub-placement agents, other intermediaries, prospective eligible investors and investors about the strategies, performance and other characteristics of the Fund; and, as agent for the Fund, selecting sub-placement agents and entering into Sub-Placement Agent Agreements with such sub-placement agents.  ASBSI shall not be responsible for directly soliciting prospective eligible investors or for accepting or rejecting subscriptions submitted by prospective eligible investors, although ASBSI may meet with investors and prospective eligible investors, with or without a placement agent, sub-placement agent or other intermediary, for non-solicitation purposes that may include, without limitation, assisting with the completion of subscription documents. Subscriptions generally shall be submitted by or through a placement agent, sub-placement agent or other intermediary, and all subscriptions shall be subject to acceptance by the applicable Fund, it being understood that the Fund, acting through Wells Fargo Alternative Asset Management, LLC, each Fund’s investment adviser (“WFAAM”), shall have the right to accept or reject subscriptions in its sole discretion.  ASBSI shall not have any obligation to purchase, as principal, Units under any circumstances.

2.              Acknowledgments and Agreements of ASBSI.

(a)           ASBSI acknowledges that the offering of Units has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. ASBSI acknowledges that offers and sales of Units will be made in accordance with Rule 506 of Regulation D under the Securities Act.

(b)           ASBSI acknowledges that Units will be offered and sold only to persons, each of whom is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act who, either alone or with a purchaser representative, as defined in Rule 501 of Regulation D under the Securities Act, has such knowledge or experience in financial and business matters that the person is capable of evaluating the merits and risks of an investment in the Funds.

(c)           ASBSI agrees that all activities by it and its employees and agents shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations adopted pursuant to the Securities Act and, the extent applicable, the Investment Company Act of 1940, as amended.

(d)           ASBSI acknowledges that Units will be offered and sold directly by the Funds, or will be offered and sold by other placement agents retained by the Funds (or by sub-placement agents retained by ASBSI or any other such placement agents), through direct individual contacts with each prospective purchaser of Units and not by means of any form of general solicitation or general advertising, including but not limited to: (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television, radio, the interne or otherwise, or (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(e)           ASBSI acknowledges and agrees that no person is authorized to make any representations, whether written or oral, concerning any Fund or the Units which are inconsistent with the Offering Documents or with written supplemental material approved for use by the Funds (“Supplemental Material”) and that all offers of Units shall be made in conformity with the terms and conditions set forth in the applicable Offering Memorandum.

(f) To the extent ASBSI delivers copies of the Offering Documents as then in effect, as provided to ASBSI by the Funds or an agent of the Funds, ASBSI will maintain records identifying the name and address of each other placement agent, sub-placement agent, other intermediary or prospective purchaser to whom it delivers copies of such materials and the sequence numbers of such materials it delivers to such placement agent, sub-placement agent, other intermediary or prospective purchaser.

(g)           ASBSI shall not prepare any written materials to be submitted to prospective investors in the Funds, or distribute any such written materials prepared by others, without submitting such written materials to the applicable Fund for its prior approval.

(h)           ASBSI shall only deliver the Offering Documents or any Supplemental Material with respect to a Fund to (i) a placement agent that has been retained and duly authorized by the Fund, to procure subscriptions for the purchase of Units; (ii) a sub-placement agent that has been retained and duly authorized by ASBSI or another duly authorized placement agent of the Fund; (iii) an intermediary which it knows is duly authorized to purchase Units on behalf of or recommend Units to, such intermediary’s clients; or (iv) any person in any jurisdiction in which it knows, after due investigation, such delivery would be lawful. ASBSI represents to each Fund that it has informed itself as to the applicable legal restrictions governing the offer and sale of Units under the laws of any jurisdiction in which it intends to deliver such materials and that the sale of Units by a Fund to any person in any such jurisdiction will not be in violation of any applicable laws by reason of the activities of ASBSI.

(i)           During the term of this Agreement, ASBSI undertakes to comply with the foregoing covenants in connection with its wholesaling and placement agent activities and agrees not to take any action that it knows will result in a violation of any of the restrictions on the offering of Units described in the foregoing acknowledgments.

3.            Access to Information.  ASBSI shall retain, for a period of at least five years, copies of any documents generated or received by it in the ordinary course of business pertaining to the services performed by it pursuant to this Agreement or as otherwise required by this Agreement. At the request of a Fund or its duly authorized representatives, ASBSI shall afford to them reasonable access to documents related to such Fund during related customary business hours and shall permit them to make copies thereof or extracts therefrom at the expense of such Fund or its authorized representatives.

4.           Compensation.  The Funds do not presently anticipate paying any fees or commissions to ASBSI for its services hereunder.

5.           Expenses.  Unless otherwise agreed in writing by a Fund, ASBSI shall bear all of its own costs and expenses incurred in the performance of its services with respect to such Fund pursuant to this Agreement, including those relating to personnel, office space, travel, entertainment and other services.

6.              Representations of the Funds.

(a)           Each Fund has prepared and furnished its respective Offering Documents to ASBSI, and will furnish ASBSI with Supplemental Material and such other information with respect to the business, operations, assets, liabilities and prospects of such Fund, as ASBSI may reasonably request. ASBSI may rely upon the accuracy and completeness of the Offering Documents and all such other information and each Fund acknowledges that ASBSI has not been retained to independently verify any of such information. Each Fund will be solely responsible for the contents of its respective Offering Documents, Supplemental Material and any and all other written communications provided by or on behalf of such Fund to ASBSI, any other placement agent, sub-placement agent or other intermediary. Each Fund represents and warrants that its Offering Documents, Supplemental Material and such other communications will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Fund authorizes ASBSI to provide its Offering Documents and Supplemental Material to (i) other placement agents retained and duly authorized by such Fund, to procure subscriptions for the purchase of Units, (ii) sub-placement agents retained and duly authorized by ASBSI or another duly authorized placement agent of such Fund; and (iii) other intermediaries duly authorized to purchase Units on behalf of, or to recommend Units to, such intermediaries’ clients.

(b)           If at any time prior to the completion of the offer and sale of Units an event occurs which would cause a Fund’s Offering Documents or any Supplemental Material (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, such Fund will notify ASBSI immediately of such event and ASBSI will suspend the distribution of such materials until such time as the Fund shall prepare a supplement or amendment to the relevant Offering Document(s) and/or Supplemental Material which corrects such statement or omission. Such Fund will provide ASBSI with such new Offering Document(s) upon being updated or supplemented.

7.           Term, Termination, Renewal and Survival. This Agreement may be terminated at any time by (i) a Fund for any or no reason upon not less than thirty (30) days prior written notice to ASBSI: and (ii) ASBSI with respect to any Fund for any or no reason upon not less than thirty (30) days prior written notice to such Fund(s). Termination by or with respect to a Fund will not terminate this Agreement with respect to the other Funds that are a party hereto.

8.           Modification; Waiver. Except as otherwise expressly provided herein, this Agreement shall not be amended nor shall any provision of this Agreement be considered modified or waived unless evidenced by a writing signed by the party(s) to be charged with such amendment, waiver or modification.

9.           Entire Agreement; Binding Effect; Assignment. This Agreement represents the entire agreement between the parties, shall be binding upon and inure to the benefit of the parties and their respective successors, and their rights and obligations hereunder shall not be assignable, transferable or delegable without the written consent of the other party hereto. Any attempted assignment, transfer or delegation hereof without such consent shall be void.

10.           Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California applicable to contracts made and entirely to be performed therein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ANNEX I

Fund Name	Form of Organization
Wells Fargo Multi-Strategy 100 Fund I, LLC	Delaware limited liability company
Wells Fargo Multi-Strategy 100 TEI Fund I, LLC	Delaware limited liability company
Wells Fargo Multi-Strategy 100 Fund A, LLC	Delaware limited liability company
Wells Fargo Multi-Strategy 100 TEI Fund A, LLC	Delaware limited liability company